Exhibit 4.5

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

JPMORGAN CHASE BANK, N.A.,

as Term Loan Collateral Agent,

and

BNY TRUST COMPANY OF CANADA,

as Notes Collateral Agent

Dated as of July 13, 2010

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of July 13, 2010 by and among JPMORGAN CHASE BANK, N.A. (“JPMCB”), in its capacity as collateral agent (together with its successors and assigns in such capacities, the “Term Loan Collateral Agent”) for the institutions party from time to time to the Original Term Loan Credit Agreement referred to below, as lender (such institutions, together with their successors, assigns and transferees, in such capacity, the “Term Loan Lenders”) and the other Term Loan Secured Parties (as defined below), and BNY TRUST COMPANY OF CANADA, in its capacity as collateral agent (together with its successors and assigns in such capacity, the “Notes Collateral Agent” for the holders of the notes issued pursuant to the Original Indenture referred to below (such holders, together with their successors, assigns and transferees, in such capacity, the “Noteholders”).

RECITALS

A. Pursuant to that certain Term Loan Credit Agreement dated as July 13, 2010 by and among Postmedia Network Inc. (“PNI”), as borrower (in such capacity, the “Term Loan Borrower”), the Term Loan Lenders, the Term Loan Collateral Agent, and JPMCB, as administrative agent (in such capacity, the “Term Loan Administrative Agent”) (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Original Term Loan Credit Agreement”), the Term Loan Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrowers (the “Term Loan Facility”).

B. Pursuant to certain provisions of the Original Term Loan Credit Agreement (the “Term Loan Guaranties”), the Term Loan Guarantors (as hereinafter defined) have agreed to guarantee the payment and performance of the Term Loan Borrower’s Term Loan Obligations.

C. As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Borrower and the Term Loan Guarantors (the Term Loan Borrower and the Term Loan Guarantors (collectively, the “Term Loan Credit Parties”) under and in connection with the Term Loan Documents, the Secured Swap Agreements and the Banking Services Agreements, the Term Loan Credit Parties have granted to the Term Loan Collateral Agent (for the benefit of the Term Loan Collateral Agent, the Term Loan Administrative Agent and the other Term Loan Secured Parties) Liens on the Collateral.

D. Pursuant to that certain Indenture dated as of July 13, 2010 by and among PNI (in such capacity, the “Notes Issuer”), The Bank of New York Mellon, as trustee (in such capacity, the “Notes Trustee”), and the Notes Collateral Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Original Indenture”), the Note Issuers have issued the 12.50% Senior Secured Notes due 2018 (the “Notes”) to the Noteholders.

E. Pursuant to certain provisions of the Original Indenture (the “Notes Guaranties”), the Notes Guarantors have agreed to guarantee the payment and performance of the Notes Issuer’s obligations under the Notes Documents (as hereinafter defined).

F. As a condition to the effectiveness of the Original Indenture and to secure the obligations of the Notes Issuer and the Notes Guarantors (collectively, the “Notes Credit Parties”; the Term Loan Credit Parties and the Notes Credit Parties, collectively, the “Credit Parties”) under and in connection with the Notes Documents, the Notes Credit Parties have granted to the Notes Collateral Agent (for the benefit of the Notes Collateral Agent, the Notes Trustee and the Noteholders) Liens on the Collateral.

G. Each of the Term Loan Collateral Agent (on behalf of the Term Loan Administrative Agent and the Term Loan Lenders) and the Notes Collateral Agent (on behalf of the Notes Trustee and the Noteholders) desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein and the Credit Parties desire to acknowledge such relative priorities.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 PPSA Definitions

The following terms which are defined in the PPSA are used herein as so defined: Accession, Chattel Paper, Documents of Title, Equipment, Financial Assets, Instrument, Inventory, Investment Property, Money, Security, Security Certificate, Securities Accounts and Security Entitlement.

Section 1.2 Other Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement dated as of the date hereof among each of the Term Loan Collateral Agent, the Notes Collateral Agent, Morgan Stanley Senior Funding, Inc., as collateral agent for the institutions from time to time party to that certain Revolving Credit Agreement dated as of July 13, 2010 and certain other secured parties referred to therein, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Banking Services” shall mean each and any of the following bank services provided to any Credit Party by any entity that, at the time it enters into such arrangement, is (a) a Term Loan Lender, (b) an ABL Lender (as defined in the ABL Intercreditor Agreement) or (c) any Affiliate of the foregoing (each of them, in such capacity, a “Banking Services Provider”) to the extent agreed to in a notice delivered to the Term Loan Administrative Agent designating such services as a “Banking Service” between such Bank Services Provider, on the one hand, and the applicable Credit Party, on the other hand, for purposes of the Term Loan Credit Agreement and the other Term Loan Documents (it being understood that any Banking Service provided by the Term Loan Administrative Agent or its Affiliates will be deemed to be a Banking Service for purposes of this Agreement without the delivery of further notice): (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transactions.

“Banking Services Agreement” shall mean any agreement with respect to any Banking Services Obligations.

“Banking Services Obligations” of the Credit Parties shall mean any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” shall have the meaning specified in the definition of “Banking Services”.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” means any of the Term Loan Borrower and the Notes Issuer.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, Deposit Accounts, Instruments, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall have the meaning provided in each of the Original Agreements as in effect on the date hereof.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the Term Loan Collateral Agent under any of the Term Loan Collateral Documents, or the Notes Collateral Agent under any of the Notes Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Comparable Notes Collateral Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Loan Documents, each Notes Collateral Document that creates a Lien on the same Collateral (but only to the extent relating to such Collateral), granted by the same Credit Party.

“Control” shall mean the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” shall mean any Collateral consisting of any Security Certificate, Investment Property, Securities, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Agreements” shall mean, collectively, the Term Loan Credit Agreement and the Indenture.

“Credit Documents” shall mean, collectively, the Term Loan Documents and the Notes Documents.

“Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Deposit Account” shall mean a demand, time, savings, passbook, or similar account maintained with a bank, loan company, trust company, cooperative credit association or other organization engaged in the business of banking.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“DIP Financing Maximum Amount” shall mean the amount equal to (i) $845,000,000 minus (ii) the aggregate principal amount of loans constituting Term Loan Obligations (other than Secured Swap Obligations and Banking Services Obligations) and ABL Obligations (as defined in the ABL Intercreditor Agreement) and the aggregate principal amount of Notes Obligations which will remain outstanding following the application of proceeds from any DIP Financing.

“Discharge of Notes Obligations” shall mean, subject to Section 7.14, (a) the payment in full in cash of the Notes Obligations that are outstanding and unpaid at the time all Indebtedness thereunder is paid in full (other than contingent obligations not reasonably expected to become due and payable) and (b) the termination of all commitments to extend credit under the Notes Documents.

“Discharge of Term Loan Obligations” shall mean, subject to Section 7.14, (a) the payment in full in cash of the Term Loan Obligations (excluding (other than following (x) any exercise of remedies by the Term Loan Collateral Agent or (y) the commencement of any Insolvency Proceeding at a time when the Term Loan Obligations under any Term Loan Documents are outstanding) Secured Swap Obligations and Banking Services Obligations) then outstanding and unpaid (other than contingent obligations not reasonably expected to become due and payable) and (b) the termination of all commitments to extend credit under any of the Term Loan Documents.

“Dollars” or “$” means the lawful money of Canada.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall mean an Event of Default under any Credit Agreement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Any Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale of Collateral;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking by any Secured Party of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment on an application of a Secured Party of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law conducted by or on behalf of a Secured Party;

(f) the exercise of any other enforcement right of a secured creditor under the PPSA, the BIA, any statute relating to real property, or any other applicable legislation;

(g) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

(h) the delivery of any claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral in connection with the collection of any of the Term Loan Obligations or Notes Obligations after the occurrence of an Event of Default.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP” means generally accepted accounting principles in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants and such other principles as may be approved by a significant segment of the accounting profession in Canada, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean any of the Term Loan Guarantors or Notes Guarantors.

“Holdco” shall mean Postmedia Network Canada Corp., a Canadian corporation.

“Indebtedness” shall have the meaning provided in each of the Original Agreements as in effect on the date hereof.

“Indenture” shall mean the Original Indenture and any other agreement designated by the Notes Issuer in writing to the Parties hereto as a “Indenture” extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Notes Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, interim receivership, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under Canadian federal, provincial or foreign law, including the BIA and the CCAA.

“Intangibles” shall mean all “intangibles” as such term is defined in the PPSA including, with respect to any Credit Party, all contracts, agreements and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“JPMCB” shall have the meaning assigned to that term in the introduction to this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, debenture, hypothec, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any Financing Lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Priority” shall mean with respect to any Lien of any of the Term Loan Secured Parties or the Notes Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Noteholders” shall have the meaning assigned to that term in the introduction to this Agreement and shall also include all holders of Pari Passu Lien Obligations, in each case together with all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Noteholder” or a “Lender” under any Indenture.

“Notes” shall have the meaning assigned to that term in the recitals to this Agreement.

“Notes Collateral Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Collateral Agent” (or any equivalent title) under any Indenture.

“Notes Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Indenture, all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, and all PPSA financing statements and other filings, recordings or registrations filed or made pursuant to any Indenture or in respect of any such other Notes Collateral Document.

“Notes Credit Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Notes Documents” shall mean the Indenture, the Notes, the Notes Collateral Documents, those other ancillary agreements as to which the Notes Collateral Agent, the Notes Trustee or any Noteholder is a party or a beneficiary, any agreement evidencing any Pari Passu Lien Obligations and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Notes Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Notes Collateral Agent or the Notes Trustee, in connection with any of the foregoing or any Indenture, in each case as the same may be amended, supplemented, restated, refinanced, replaced or otherwise modified in whole or in part from time to time in accordance with the terms thereof.

“Notes Guaranties” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include all other guaranty agreements executed and delivered in connection with any Notes, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Notes Guarantors” shall mean the collective reference to Holdco and any other Person who is now or hereafter becomes a guarantor under any of the Notes Guaranties.

“Notes Issuer” shall have the meaning assigned to that term in the introduction to this Agreement.

“Notes Obligations” shall mean all obligations of every nature of each Notes Credit Party and each Subsidiary thereof from time to time owed to the Notes Collateral Agent, the Notes Trustee, the Noteholders or any of them, under any Notes Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Notes Credit Party or such Subsidiary, would have accrued on any Notes Obligation, whether or not a claim is allowed against such Notes Credit Party or such Subsidiary for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Notes Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof.

“Notes Secured Parties” shall mean, collectively, the Notes Collateral Agent, the Notes Trustee and the Noteholders.

“Notes Trustee” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Trustee” or “Indenture Trustee” (or any equivalent title) under any Indenture.

“Original Agreements” means, collectively, the Original Term Loan Credit Agreement and the Original Indenture.

“Original Indenture” shall have the meaning assigned to that term in the introduction to this Agreement

“Original Term Loan Credit Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Pari Passu Lien Obligations” means any additional notes and any other indebtedness (i) that is incurred in accordance with the terms of the Indenture, the Term Loan Credit Agreement and the ABL Credit Agreement, (ii) that is secured by the Collateral and (iii) for which the authorized representative of the holder(s) of such notes or indebtedness has become a secured party ranking pari passu with all other Noteholders under the Notes Collateral Documents by way of joinder agreement in accordance with the definition of “Pari Passu Lien Obligations” in the Indenture (or any comparable definition that replaces such definition).

“Party” shall mean each of the Term Loan Collateral Agent, and the Notes Collateral Agent and “Parties” shall mean both of the Term Loan Collateral Agent and the Notes Collateral Agent.

“Person” means any natural person, corporation, limited liability company, trust, unlimited liability company, joint venture, association, company, partnership, Governmental Authority or other entity.

“PNI” shall have the meaning assigned to that term in the recitals to this Agreement.

“PPSA” shall mean the Personal Property Security Act as the same may, from time to time, be in effect in the Province of Ontario; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Personal Property Security Act or other applicable personal property security laws as enacted and in effect in a jurisdiction other than the Province of Ontario, the term “PPSA” will mean the Personal Property Security Act or such other applicable personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Proceeds” shall mean (a) all “proceeds,” as defined in the PPSA, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Record”, except as used in “for record”, “of record”, “record or legal title”, and “record owner”, shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Secured Parties” shall mean, collectively, the Term Loan Secured Parties and the Notes Secured Parties.

“Secured Swap Agreement” shall mean any agreement with respect to any Secured Swap Obligation.

“Secured Swap Counterparty” shall have the meaning specified in the definition of “Secured Swap Obligations”.

“Secured Swap Obligations” shall mean the Swap Obligations of a Credit Party in connection with any Swap Contract entered into between such Credit Party and any Term Loan Lender, ABL Lender or any Affiliate of the foregoing at the time such Swap Contract is entered into (each of them, in this capacity, a “Secured Swap Counterparty”); provided that within 30 days (or such later date consented to by the Term Loan Administrative Agent) of the later of the date hereof and the time that any transaction relating to such Swap Obligation is executed, the Secured Swap Counterparty party thereto (other than JPMCB or any of its Affiliates) or PNI. shall have delivered written notice to the Term Loan Administrative Agent that such a transaction has been entered into and that the Secured Swap Counterparty party thereto and PNI have agreed that such transaction constitutes a “Secured Obligation” under, and as defined in, the Term Loan Documents, entitled to the benefits of the Term Loan Collateral Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 2.3(f).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Loan Administrative Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” (or any equivalent title) under any Term Loan Credit Agreement.

“Term Loan Borrowers” shall have the meaning assigned to that term in the introduction to this Agreement.

“Term Loan Collateral Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Collateral Agent” (or any equivalent title) under any Term Loan Credit Agreement.

“Term Loan Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Term Loan Credit Agreement, all other security agreements, mortgages, deeds of trust, debentures, hypothecs and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, and all PPSA financing statements and other filings, recordings or registrations filed or made pursuant to any Term Loan Credit Agreement or in respect of any such other Term Loan Collateral Document.

“Term Loan Credit Agreement” shall mean the Original Term Loan Credit Agreement and any other agreement designated by any Term Loan Borrower in writing to the Parties hereto as a “Term Loan Credit Agreement” extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Loan Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Term Loan Credit Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Collateral Documents, those other ancillary agreements as to which the Term Loan Collateral Agent, the Term Loan Administrative Agent or any Term Loan Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Collateral Agent or the Term Loan Administrative Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof. For certainty, the “Term Loan Documents” shall not include Secured Swap Agreements or Banking Services Agreements.

“Term Loan Facility” shall have the meaning assigned to such term in the recitals to this Agreement.

“Term Loan Guaranties” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include all other guaranty agreements executed and delivered in connection with any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Guarantors” shall mean the collective reference to Holdco and any other Person who is now or hereafter becomes a guarantor under any of the Term Loan Guaranties.

“Term Loan Lenders” shall have the meaning assigned to that term in the introduction to this Agreement and shall include all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Loan Credit Agreement.

“Term Loan Obligations” shall mean (i) all obligations of every nature of each Term Loan Credit Party and each Subsidiary thereof from time to time owed to the Term Loan Collateral Agent, the Term Loan Administrative Agent, the Term Loan Lenders or any of them, under any Term Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Term Loan Credit Party or such Subsidiary, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party or such Subsidiary for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof, (ii) all Secured Swap Obligations and (iii) all Banking Services Obligations.

“Term Loan Recovery” shall have the meaning set forth in Section 5.3(a).

“Term Loan Secured Parties” shall mean, collectively, (i) the Term Loan Collateral Agent, the Term Loan Administrative Agent and the Term Loan Lenders and (ii) each Secured Swap Counterparty and each Banking Services Provider (in the case of this clause (ii), solely to the extent such Secured Swap Counterparty or Banking Services Provider does not contest the provisions set forth in Section 9.15 of the Original Term Loan Credit Agreement or any analogous provision of any other Term Loan Credit Agreement).

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

Section 1.4 Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or Uniform Commercial Code shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of set-off” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include

“certificate of location and plan”; (r) “state” shall be deemed to include “province”; (s) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Priority of Liens.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Term Loan Collateral Agent or any other Term Loan Secured Party in respect of all or any portion of the Collateral or of any Liens granted to the Notes Collateral Agent or any other Notes Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favour of the Term Loan Collateral Agent or the Notes Collateral Agent (or any other Term Loan Secured Party or other Notes Secured Party) on any Collateral, (iii) any provision of the PPSA, the BIA or any other applicable law, or of the Term Loan Documents, the Notes Documents, the Secured Swap Agreements or the Banking Services Agreements, (iv) whether the Term Loan Collateral Agent or the Notes Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favour of the Term Loan Collateral Agent or any other Term Loan Secured Party or the Notes Collateral Agent or any other Notes Secured Party securing any of the Term Loan Obligations or Notes Obligations, respectively, may be (x) subordinated to any Lien securing any obligation of any Credit Party other than the Notes Obligations or the Term Loan Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vi) any other circumstance of any kind or nature whatsoever, the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, and the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, hereby agree that:

(1) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Notes Collateral Agent or any other Notes Secured Party that secures all or any portion of the Notes Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Loan Collateral Agent and the other Term Loan Secured Parties on the Collateral to secure all or any portion of the Term Loan Obligations;

(2) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Term Loan Collateral Agent or any other Term Loan Secured Parties that secures all or any portion of the Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the Notes Collateral Agent or any other Notes Secured Party on the Collateral to secure all or any portion of the Notes Obligations;

(b) Notwithstanding any failure by any Term Loan Secured Party or Notes Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Term Loan Secured Parties or the Notes Secured Parties, the priority and rights as between the Term Loan Secured Parties and the Notes Secured Parties with respect to the Collateral shall be as set forth herein.

(c) The Notes Collateral Agent, for and on behalf of itself and the other Notes Secured Parties, acknowledges and agrees that, concurrently herewith, the Term Loan Collateral Agent, for the benefit of itself and the other Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the Notes Collateral Agent has been granted Liens and the Notes Collateral Agent hereby consents thereto. The Term Loan Collateral Agent, for and on behalf of itself and the other Term Loan Secured Parties, acknowledges and agrees that, concurrently herewith, the Notes Collateral Agent, for the benefit of itself and the other Notes Secured Parties, has been granted Liens upon all of the Collateral in which the Term Loan Collateral Agent has been granted Liens and the Term Loan Collateral Agent hereby consents thereto. The subordination of Liens by the Notes Collateral Agent in favour of the Term Loan Collateral Agent as set forth herein shall not be deemed to subordinate the Notes Collateral Agent’s Liens to the Liens of any other Person.

Section 2.2 Waiver of Right to Contest Liens. (a) The Notes Collateral Agent, for and on behalf of itself and the other Notes Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Loan Collateral Agent and the other Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, agrees that neither the Notes Collateral Agent nor the other Notes Secured Parties will take any action that would interfere with any Exercise of Any Secured Creditor Remedies undertaken by the Term Loan Collateral Agent or any other Term Loan Secured Party under any Term Loan Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, the Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, hereby waives any and all rights it or the other Notes Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Collateral Agent or any other Term Loan Secured Party seeks to enforce its Liens in any Collateral. The foregoing shall not be construed to prohibit the Notes Collateral Agent from enforcing the provisions of this Agreement.

(b) The Term Loan Collateral Agent, for and on behalf of itself and the other Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Notes Collateral Agent or the other Notes Secured parties in respect of the Collateral or the provisions of this Agreement. The foregoing shall not be construed to prohibit the Term Loan Collateral Agent from enforcing the provisions of this Agreement.

Section 2.3 Remedies Standstill.

(a) Subject to Article 6, the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, neither the Notes Collateral Agent nor any other Notes Secured Parties will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Term Loan Collateral Agent, and will not take, receive or accept any Proceeds of Collateral (other than scheduled payments of interest, principal and fees in respect of and any mandatory prepayments of the Notes Obligations, in each case, as and when due under the Notes Documents so long as no Credit Party shall be subject to any Insolvency Proceeding), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Notes Collateral Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Agent. From and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Agent), the Notes Collateral Agent and any other Notes Secured Party may Exercise Any Secured Creditor Remedies under the Notes Documents or applicable law as to any Collateral; provided, however, that any Exercise of Any Secured Creditor Remedies with respect to any Collateral by such Notes Collateral Agent is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(b) Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent the Notes Collateral Agent or any Notes Secured Party from objecting to any proposed retention of Collateral by the Term Loan Collateral Agent or any Term Loan Secured Party in full or partial satisfaction of any Term Loan Obligations pursuant to Section 65 of the PPSA (or any successor provision, or the corresponding provision in any other applicable legislation) (or any successor provision).

(c) The Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, (i) agrees that neither it nor any such other Notes Secured Party will take any action that would hinder any exercise of remedies undertaken by the Term Loan Collateral Agent or the other Term Loan Secured Parties with respect to the Collateral, including any sale, lease, exchange, transfer or other disposition of Collateral, whether by foreclosure or otherwise, and (ii) hereby, subject to Section 2.4(a), waives any and all rights it or any such other Notes Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Term Loan Collateral Agent or the other Term Loan Secured Parties seek to enforce or collect the Term Loan Obligations or the Liens granted in any of the Collateral, regardless of whether any action or failure to act by or on behalf of the Term Loan Collateral Agent or other Term Loan Secured Parties is adverse to the interests of the Notes Secured Parties.

(d) The Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Notes Document shall be deemed to restrict in any way the rights and remedies of the Term Loan Collateral Agent (including the right to credit bid at any sale of the Collateral, including any sale in an Insolvency Proceeding) or any of the other Term Loan Secured Parties with respect to the Collateral as set forth in this Agreement and the Term Loan Documents.

(e) Subject to Article 6, the Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, agrees that, unless and until the Discharge of Term Loan Obligations has occurred, it will not commence, or join with any Person (other than the Term Loan Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Collateral; provided, that nothing contained herein shall be construed to prevent the Notes Collateral Agent or any Notes Secured Party from (i) taking any action (not adverse to the priority status of the Liens of the Term Loan Collateral Agent or the other Term Loan Secured Parties on the Collateral or the rights of the Term Loan Collateral Agent or any of the other Term Loan Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral or (ii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the Notes Collateral Agent or any other Notes Secured Party.

(f) Notwithstanding the foregoing, the Notes Collateral Agent may exercise its rights and remedies with respect to the Collateral under the Notes Collateral Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the Term Loan Collateral Agent of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an Event of Default under the Indenture; provided, however, that notwithstanding the foregoing, in no event shall the Notes Collateral Agent exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any Term Loan Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Collateral (prompt notice of such exercise to be given to the Notes Collateral Agent) or (ii) an Insolvency Proceeding in respect of any Credit Party shall have been commenced; provided, further, that in any Insolvency Proceeding commenced by or against any Credit Party, the Notes Collateral Agent and the Notes Secured Parties may take any action expressly permitted by Article 6.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement and the other Term Loan Documents, each Term Loan Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Any Secured Creditor Remedies. The Term Loan Collateral Agent may enforce the provisions of the Term Loan Documents and may Exercise Any Secured Creditor Remedies, all in such order and in such manner as it may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and the other Term Loan Documents and mandatory provisions of applicable law; provided, however, that the Term Loan Collateral Agent agrees to provide to the Notes Collateral Agent copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided further, however, that the Term Loan Collateral Agent’s failure to provide any such copies to the Notes Collateral Agent shall not impair any of the Term Loan Collateral Agent’s rights hereunder or under any of the Term Loan Documents. Except as otherwise expressly set forth in this Agreement and the other Notes Documents, the Notes Collateral Agent and any other Notes Secured Party may exercise rights and remedies as an unsecured creditor against any Notes Credit Party in accordance with the terms of the Notes Collateral Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Notes Collateral Agent or any other Notes Secured Party of the required payments of interest, principal and other owed amounts in respect of the Notes Obligations so long as such receipt is not the direct or indirect result of the exercise by the Notes Collateral Agent or any other Notes Secured Party of rights or remedies as a secured creditor in respect of any Collateral (including set-off with respect to any Accounts constituting Collateral) or enforcement in contravention of this Agreement of any Lien in respect of Notes Obligations held by any of them or in any Insolvency Proceeding. In the event the Notes Collateral Agent or any other Notes Secured Party becomes a judgment lien creditor or other secured creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Notes Obligations, such judgment or other lien shall be subordinated to the Liens securing Term Loan Obligations on the same basis as the other Liens securing the Notes Obligations are so subordinated to such Liens securing Term Loan Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Term Loan Collateral Agent or any other Term Loan Secured Party may have with respect to any of the Collateral. Furthermore, for the avoidance of doubt, nothing in this Agreement shall restrict any right any Notes Secured Party may have (secured or otherwise) in any property or asset of any Person that is not a Credit Party. Each Notes Collateral Agent, each Notes Trustee, each Noteholder, the Term Loan Collateral Agent, the Term Loan Administrative Agent and each Term Loan Lender agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of such Notes Collateral Agent, such Notes Trustee and such Noteholder, against the Term Loan Collateral Agent, the Term Loan Administrative Agent or any other Term Loan Secured Party, and in the case of the Term Loan Collateral Agent, the Term Loan Administrative Agent and such Term Loan Lender, against any Notes Collateral Agent, any Notes Trustee, or any other Notes Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens. In the event of (i) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Any Secured Creditor Remedies by or with the consent of the Term Loan Collateral Agent or (ii) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition pursuant to this clause (ii) is then permitted by the Term Loan Documents (or shall have been duly approved in accordance with the terms thereof) (other than any such sale, transfer or other disposition pursuant to this clause (B) made (x) after the occurrence and during the continuance of an Event of Default under the Indenture or (z) made in connection with the Discharge of Term Loan Obligations, unless in either case then permitted by the Notes

Documents (or shall have been duly approved in accordance with the terms thereof)), the Notes Collateral Agent agrees, on behalf of itself and the other Notes Secured Parties, that such sale, transfer, other disposition or release will be free and clear of the Liens on such Collateral securing the Notes Obligations, and such Notes Secured Parties’ Liens with respect to the Collateral so sold, transferred or disposed shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the Notes Collateral Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Agent in connection therewith. The Notes Collateral Agent hereby appoints the Term Loan Collateral Agent and any officer or duly authorized person of the Term Loan Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Notes Collateral Agent and in the name of the Notes Collateral Agent or in the Term Loan Collateral Agent’s own name, from time to time, in the Term Loan Collateral Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). All proceeds realized from any such sale or disposition shall be applied, as between the Secured Parties, to the Term Loan Obligations or the Notes Obligations in accordance with the terms of this Agreement.

Section 2.5 No New Liens. Until the date upon which the Discharge of Term Loan Obligations shall have occurred, the parties hereto agree that no Notes Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Notes Obligation which assets are not also subject to the Lien of the Term Loan Collateral Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If the Notes Collateral Agent or any other Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Notes Obligation which assets are not also subject to the Lien of the Term Loan Collateral Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the Notes Collateral Agent (or such other Notes Secured Party) shall, without the need for any further consent of any other Notes Secured Party, the Notes Issuer or any Notes Guarantor, and notwithstanding anything to the contrary in any other Notes Document, be deemed to also hold and have held such Lien as bailee for the benefit of the Term Loan Collateral Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Collateral Agent in writing of the existence of such Lien.

Section 2.6 Waiver of Marshalling. Until the Discharge of the Term Loan Obligations, the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. The Notes Collateral Agent and the Term Loan Collateral Agent may make such demands or file such claims in respect of the Notes Obligations or the Term Loan Obligations, as applicable, in accordance with their respective rights under the Term Loan Collateral Documents and the Notes Collateral Documents as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2 Agent for Perfection. The Term Loan Collateral Agent, for and on behalf of itself and each Term Loan Secured Party, and the Notes Collateral Agent, for and on behalf of itself and each other Notes Secured Party, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the Secured Parties shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Term Loan Collateral Agent and the Notes Collateral Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Party for purposes of perfecting the Lien held by the Notes Collateral Agent or the Term Loan Collateral Agent, as applicable. The Term Loan Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for the Notes Collateral Agent, the other Notes Secured Parties, or any other Person. The Notes Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Loan Collateral Agent, the other Term Loan Secured Parties, or any other Person. In the event that any Notes Collateral Agent or any other Notes Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Notes Collateral Agent or such other Notes Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to the Term Loan Collateral Agent in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement.

Section 3.3 Sharing of Information. In the event that the Notes Collateral Agent shall, in the exercise of its rights under the Notes Collateral Documents or otherwise, receive possession or control of any books and Records of any Term Loan Credit Party which contain information identifying or pertaining to any of the Collateral and to which information the Term Loan Collateral Agent is entitled pursuant to the Term Loan Documents, such Notes Collateral Agent shall, upon request from the Term Loan Collateral Agent and as promptly as practicable thereafter, either make available to the Term Loan Collateral Agent such books and Records for inspection and duplication or provide the Term Loan Collateral Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds as between the Secured Parties. Until the date on which the Discharge of Term Loan Obligations shall have occurred, the Term Loan Collateral Agent shall have the sole and exclusive right, as against the Notes Collateral Agent and the other Notes Secured Parties, (i) to be named as loss payee, as applicable, with respect to all insurance policies relating to Collateral (except that the Notes Collateral Agent and each other Notes Secured Party shall have the right to be named as loss payee so long as its second lien status is identified in a manner satisfactory to the Term Loan Collateral Agent), (ii) to adjust or settle any insurance policy or claim covering any Collateral in the event of any loss, theft or destruction of Collateral and (iii) to approve any award granted in any expropriation, condemnation or similar proceeding affecting the Collateral. Prior to the Discharge of Term Loan Obligations, all proceeds of any such insurance or award shall be remitted to the Term Loan Collateral Agent.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. If any Term Loan Secured Party or Notes Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defence to any action by any Term Loan Secured Party or Notes Secured Party, nor to assert such violation as a counterclaim or basis for set-off or recoupment against any Term Loan Secured Party or Notes Secured Party.

Section 3.6 Exercise of Remedies, Set Off and Tracing of and Priorities in Proceeds. Each of the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, acknowledges and agrees that, to the extent any Secured Party exercises its rights of set-off against any Credit Party’s Deposit Accounts or Securities Accounts to the extent constituting or containing Collateral or Proceeds thereof, the amount of such set-off shall be deemed to be Collateral to be held and distributed pursuant to Section 4.1. In addition, (i) the Notes Collateral Agent, for itself and on behalf of the other Notes Secured Parties, hereby consents to the application of cash to the prepayment or repayment of Term Loan Obligations pursuant to the Term Loan Documents and (ii) the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby consents to the application of cash to the prepayment or repayment of Notes Obligations pursuant to the Notes Documents (to the extent provided for under the Term Loan Documents).

Section 3.7 Agreement Regarding Mortgages. The Notes Collateral Agent agrees, for and on behalf of itself and the other Notes Secured Parties, that all mortgages, deeds of trust, debentures, hypothecs, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed against real property owned by the Borrower and/or the Guarantors in favour of or for the benefit of the Notes Collateral Agent shall be in form satisfactory to the Term Loan Collateral Agent and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as Term Loan Collateral Agent, and its successors and assigns, in such property, in accordance with the provisions of the Term Intercreditor Agreement dated as of July 13, 2010 among JPMorgan Chase Bank, N.A., as Term Loan Collateral Agent and BNY Trust Company of Canada, as Notes Collateral Agent, as amended from time to time.” The Term Loan Collateral Agent acknowledges and agrees that all mortgages filed on the date hereof against real property owned by the Borrower and/or the Guarantors in favour of or for the benefit of the Notes Collateral Agent are in form satisfactory to the Term Loan Collateral Agent.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Application of Proceeds of Collateral. The Term Loan Collateral Agent and the Notes Collateral Agent hereby agree that all Collateral, and all Proceeds thereof, received by either of them in connection with any Exercise of Any Secured Creditor Remedies with respect to Collateral shall be applied, first, to the payment, on a pro rata basis, of costs and expenses of the Term Loan Collateral Agent and the Term Loan Administrative Agent in connection with such Exercise of Any Secured Creditor Remedies, second, to the payment of the Term Loan Obligations in accordance with the Term Loan Documents until the Discharge of Term Loan Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have occurred, third, to the payment, on a pro rata basis of costs and expenses of the Notes Collateral Agent and the Notes Trustee in connection with such Exercise of Any Secured Creditor Remedies,

fourth, to the payment of the Notes Obligations in accordance with the Notes Documents until the Discharge of the Notes Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have occurred, and fifth, the balance, if any, to whosoever may be entitled to receive the same pursuant to the provisions of the ABL Intercreditor Agreement or, in the event that the ABL Intercreditor Agreement is no longer in effect, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Collateral Agent shall have no obligation or liability to the Notes Collateral Agent or to any other Notes Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement so long as such exercise of remedies is conducted in a commercially reasonable manner, in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) Turnover of Cash Collateral After Discharge. Upon the Discharge of Term Loan Obligations, the Term Loan Collateral Agent shall (at the Term Loan Borrower’s expense) deliver to the Notes Collateral Agent or shall execute such documents as the Notes Collateral Agent or the Notes Trustee may reasonably request to enable the Notes Collateral Agent to have control over any Cash Collateral or Control Collateral still in the Term Loan Collateral Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(d) Payments Over. Any Collateral or Proceeds thereof received by the Notes Collateral Agent or any other Notes Secured Party in connection with the Exercise of Any Secured Creditor Remedies (including set-off or credit bid) or in any Insolvency Proceeding relating to the Collateral or otherwise, in each case not expressly permitted by this Agreement or prior to the Discharge of Term Loan Obligations shall be segregated and held in trust for the benefit of and forthwith paid over to the Term Loan Collateral Agent (and/or its designees) for the benefit of the Term Loan Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Loan Collateral Agent is hereby authorized by the Notes Collateral Agent to make any such endorsements as agent for the Notes Collateral Agent or such other Notes Secured Party. This authorization is coupled with an interest and is irrevocable. Notwithstanding the foregoing, the Notes Collateral Agent and any Notes Secured Party may receive any securities received pursuant to a plan of reorganization or similar dispositive restructuring plan, so long as (i) such securities comply, to the extent applicable, with Section 6.9 hereof and (ii) (A) the Term Loan Secured Parties, as a class or group, have approved such plan, (B) the Term Loan Secured Parties have received (or the relevant Governmental Authority has determined that they have received) a distribution of cash and securities having a present value as of the date of such distribution at least equal to the amount of the Term Loan Obligations that are owing and unpaid or (C) the Term Loan Obligations are unimpaired (in the determination of the relevant Governmental Authority) under such plan.

Section 4.2 Specific Performance. Each of the Term Loan Collateral Agent and the Notes Collateral Agent is hereby authorized to demand specific performance of this Agreement by the other Party, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any Credit Document, any Secured Swap Agreement or any Banking Services Agreement, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the Term Loan Collateral Agent, for and on behalf of itself and the other Term Loan Secured Parties, and the Notes Collateral Agent, for and on behalf of itself and the other Notes Secured Parties, hereby irrevocably waives any defence based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) The Term Loan Collateral Agent and the other Term Loan Secured Parties shall be deemed to have relied on this Agreement in respect of all Term Loan Obligations at any time made or incurred by any Borrower or any Guarantor, and the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, hereby waives notice of acceptance, or proof of reliance by the Term Loan Collateral Agent or any other Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Loan Obligations. The Notes Collateral Agent and the other Notes Secured Parties shall be deemed to have relied on this Agreement in respect of all Notes Obligations at any time made or incurred by any Borrower or any Guarantor, and the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Notes Collateral Agent or any other Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Notes Obligations.

(b) Neither the Term Loan Collateral Agent nor any other Term Loan Secured Party nor any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Notes Collateral Agent, any other Notes Secured Party, or any of their respective Affiliates for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Loan Collateral Agent or any other Term Loan Secured Party honours (or fails to honour) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement, any other Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement, whether or not the Term Loan Collateral Agent or any other Term Loan Secured Party has knowledge that the honouring of (or failure to honour) any such request would constitute a default under the terms of any Indenture or any other Notes Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Collateral Agent or any other Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under any Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement (subject to the express terms and conditions hereof), neither the Term Loan Collateral Agent nor any other Term Loan Secured Party shall have any liability whatsoever to the Notes Collateral Agent or any other Notes Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Loan Collateral Agent and the other Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any Term Loan Credit Agreement, any other Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Notes Collateral Agent or any of the other Notes Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees that neither the Term Loan Collateral Agent nor any other Term Loan Secured Parties shall incur any liability to any Notes Secured Party as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to any of the Term Loan Documents, so long as such disposition is conducted in a commercially reasonable manner, in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement. The Notes Collateral Agent and the other Notes Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the any Notes Document as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Collateral Agent or any other Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.

Section 5.2 Modifications to Term Loan Documents and Notes Documents.

(a) The Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, hereby agrees that the Term Loan Collateral Agent and each of the other Term Loan Secured Parties may, at any time and from time to time, in its sole discretion without the consent of or notice to the Notes Collateral Agent or any other Notes Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Notes Collateral Agent or any other Notes Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement in any manner whatsoever, including, without limitation, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii) otherwise manage and supervise the Term Loan Obligations as the Term Loan Collateral Agent or any other Term Loan Secured Party shall deem appropriate.

(b) In the event that the Term Loan Collateral Agent or the other Term Loan Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Term Loan Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document or changing in any manner the rights of the Term Loan Collateral Agent, the other Term Loan Secured Parties, any Borrower or any Guarantor thereunder (including the release of any Liens in Collateral in accordance with Section 2.4(b)), then such amendment, waiver or consent, to the extent related to Collateral, shall apply automatically to any comparable provision (but only to the extent as such provision relates to Collateral) of each Comparable Notes Collateral Document without the consent of the Notes Collateral Agent or any other Notes Secured Party and without any action by the Notes Collateral Agent, any other Notes Secured Party, any Borrower or any Guarantor, provided, however, that such amendment, waiver or consent does not (x) materially adversely affect the rights of the Notes Secured Parties or the interests of the Notes Secured Parties in the Collateral in a manner materially different from that affecting the rights of the Term Loan Secured Parties thereunder or therein or (y) have the effect of removing any assets subject to the Lien of any Notes Collateral Document, except to the extent that a release of such Lien is permitted by Section 2.4(b). The Term Loan Collateral Agent shall give written notice of such amendment, waiver or consent (along with a copy thereof) to the Notes Collateral Agent and the Notes Collateral Agent acknowledges and agrees, on behalf of the Notes Secured Parties, that the Credit Parties may rely on the effectiveness of such deemed amendment, waiver or consent; provided, however, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Notes Collateral Document as set forth in this Section 5.2(b). For the avoidance of doubt, no such amendment, waiver or consent shall apply to or otherwise affect any document, agreement or instrument which neither grants nor purports to grant a Lien on, nor governs nor purports to govern any rights or remedies in respect of, any Collateral.

(c) So long as the Discharge of Term Loan Obligations has not occurred, the Notes Collateral Agent shall not, without the prior written consent of the Term Loan Collateral Agent, consent to amend, supplement or otherwise modify any, or enter into, file or make any new, Notes Collateral Document relating to Collateral to the extent such amendment, supplement or modification, or the terms of such new Notes Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Notes Collateral Agent agrees that each Notes Collateral Document that is an agreement relating to Collateral shall include the following language (or language to similar effect approved by the Term Loan Collateral Agent):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the limitations and provisions of the Intercreditor Agreement, dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Term Loan Collateral Agent, and BNY Trust Company of Canada, as Notes Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Term Intercreditor Agreement and the terms of this Agreement with respect to any right or remedy of the Secured Parties relating to the Collateral, the terms of the Term Intercreditor Agreement shall govern and control.”

(d) Notwithstanding anything to the contrary contained herein, each of the Term Loan Obligations and the Notes Obligations may be refinanced, in whole or in part, in each case, without notice to, or the consent (except, with respect to the Notes Obligations, to the extent a consent is required to permit the refinancing transaction under any Term Loan Document) of the Term Loan Collateral Agent, any other Term Loan Secured Party, the Notes Collateral Agent or any other Notes Secured Party, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of such refinancing Indebtedness in respect of any Notes Obligations (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Term Loan Collateral Agent shall reasonably request and in form and substance reasonably acceptable to the Term Loan Collateral Agent.

Section 5.3 Reinstatement and Continuation of Agreement. If the Term Loan Collateral Agent or any other Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Loan Obligations (an “Term Loan Recovery”), then the Term Loan Obligations shall be reinstated to the extent of such Term Loan Recovery. If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. The Term Loan Collateral Agent shall use commercially reasonable efforts to give written notice to the Notes Collateral Agent of the occurrence of any such Term Loan Recovery (provided that the failure to give such notice shall not affect the Term Loan Collateral Agent’s rights hereunder, except it being understood that the Notes Collateral Agent shall not be charged with knowledge of such Term Loan Recovery or required to take any actions based on such Term Loan Recovery until it has received such written notice of the occurrence of such Term Loan Recovery). All rights, interests, agreements, and obligations of the Term Loan Collateral Agent, the Notes Collateral Agent, each other Term Loan Secured Party, and each other Notes Secured Party under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defence available to, or a discharge of any Borrower or any Guarantor in respect of all or any portion of the Term Loan Obligations or Notes Obligations. No priority or right of the Term Loan Collateral Agent or any other Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any Term Loan Document, any Secured Swap Agreement or any Banking Services Agreement, regardless of any knowledge thereof which the Term Loan Collateral Agent or any other Term Loan Secured Party may have.

Section 5.4 Cooperation. The Notes Collateral Agent, for and on behalf of itself and the other Notes Secured Parties, agrees that each of them shall take such actions as the Term Loan Collateral Agent shall reasonably request in connection with the exercise by any of the Term Loan Secured Parties of its rights set forth herein.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Loan Obligations, and the Term Loan Collateral Agent or any of the other Term Loan Secured Parties shall seek to provide any Borrower or any Guarantor with any debtor-in-possession financing (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral, then the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, shall be deemed to consent and agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on any grounds; provided that (i) the Notes Collateral Agent retains its Lien on the Collateral to secure the Notes Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding, (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Term Loan Collateral Agent and the other Term Loan Secured Parties securing the Term Loan Obligations on Collateral, and (iii) the total principal amount of the loans under such DIP Financing shall not exceed the DIP Financing Maximum Amount; and provided further that the foregoing provisions of this Section 6.1(a) shall not prevent the Notes Collateral Agent or any of the other Notes Secured Parties from objecting to any provision in any DIP Financing that would (i) compel the applicable Credit Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or (ii) expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation.

(b) All Liens granted to the Term Loan Collateral Agent or the Notes Collateral Agent in any Insolvency Proceeding are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement. In furtherance of the foregoing, the Notes Collateral Agent, on behalf of itself and each other Notes Secured Party agrees that it will subordinate (and will be deemed hereunder to have subordinated) the Liens granted to such Notes Secured Party on the Collateral to any DIP Financing on the same terms as the Liens granted to the Term Loan Secured Parties on the Collateral are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement).

Section 6.2 Relief From Stay. Until the Discharge of Term Loan Obligations has occurred, the Notes Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees not to seek relief from any stay of proceedings in any Insolvency Proceeding in respect of any portion of the Collateral without the Term Loan Collateral Agent’s express written consent.

Section 6.3 Asset Disposition. The Notes Collateral Agent agrees, on behalf of itself and the other Notes Secured Parties, that it will not oppose any disposition consented to by the Term Loan Collateral Agent of any Collateral pursuant to Section 63 of the PPSA (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement or the Secured Parties’ Liens attach to such proceeds subject to the same Lien Priority and relative rights in respect thereof provided herein for the Collateral.

Section 6.4 Separate Grants of Security and Separate Classification. The Notes Collateral Agent, each other Notes Secured Party, each Term Loan Secured Party and the Term Loan Collateral Agent acknowledges and agrees that (i) the grants of Liens pursuant to the Term Loan Collateral Documents, on the one hand, and the Notes Collateral Documents, on the other hand, constitute separate and distinct grants of Liens and the Notes Secured Parties’ claim against any Borrower and/or any Guarantor in respect of Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Term Loan Secured Parties against any Borrower and/or any Guarantor in respect of Collateral and (ii) because of, among other things, their differing rights in the Collateral, the Notes Obligations are fundamentally different from the Term Loan Obligations, do not give rise to a “commonality of interest” and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Term Loan Secured Parties and the Notes Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Term Loan Secured Parties and the Notes Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Term Loan Obligation claims and Notes Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all other claims held by the Secured Parties), the Term Loan Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that are available from the Collateral for the satisfaction of the Term Loan Obligation claims before any distribution is made in respect of the other claims held by the Secured Parties, with the Notes Secured Parties hereby acknowledging and agreeing to turn over to the Term Loan Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries).

Section 6.5 Enforceability. The provisions of this Agreement are intended to be and shall be effective under Section 38 of the PPSA.

Section 6.6 Term Loan Obligations Unconditional. All rights of the Term Loan Collateral Agent hereunder, and all agreements and obligations of the Notes Collateral Agent hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Credit Document, any Secured Swap Agreement or any Banking Services Agreement.

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Loan Obligations or Notes Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Credit Document, any Secured Swap Agreement or any Banking Services Agreement;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Loan Obligations or Notes Obligations, or any guarantee or guaranty of any thereof; or

(iv) any other circumstances that otherwise might constitute a defence (other than payment in full of the Term Loan Obligations) available to, or a discharge of, any Credit Party in respect of any of the Term Loan Obligations, or the Notes Collateral Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.7 Post-Petition Interest, Fees and Expenses.

(a) Neither the Notes Collateral Agent nor any other Notes Secured Party shall oppose or seek to challenge any application by the Term Loan Collateral Agent or any other Term Loan Secured Party in any Insolvency Proceeding of any Credit Party to, at any point during such Insolvency Proceeding, receive payments of post-petition interest, fees and expenses with respect to the Term Loan Obligations.

(b) Any Notes Secured Party may apply in any Insolvency Proceeding of any Credit Party for allowance of Notes Obligations consisting of post-petition interest, fees or expenses.

(c) Notwithstanding the foregoing, neither the Notes Collateral Agent nor any other Notes Secured Party shall make any application in any Insolvency Proceeding of any Credit Party to, at any point during such Insolvency Proceeding, receive cash payments of post-petition interest, expenses or fees, except upon the Discharge of Term Loan Obligations.

Section 6.8 Filing of Motions. Except as expressly set forth in this Article 6, until the Discharge of Term Loan Obligations has occurred, the Notes Collateral Agent agrees on behalf of itself and the other Notes Secured Parties that no such Notes Secured Party shall in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Collateral, including, without limitation, with respect to the determination of any Liens or claims (including the validity and enforceability thereof) held by the Term Loan Collateral Agent or any other Term Loan Secured Party or the value of any claims of such parties; provided that each Notes Secured Party may (i) file proof of claims in any Insolvency Proceeding that has been commenced by or against any Credit Party, (ii) file a claim or statement of interest with respect to any of the Notes Obligations owed to it in any Insolvency Proceeding that has been commenced by or against any Credit Party, (iii) file any pleading, motion, objection or agreement, and take any position at any hearing or proceeding, under any Insolvency Proceeding that has been commenced by or against any Credit Party which asserts rights available to unsecured creditors of any Credit Party arising under such Insolvency Proceeding or applicable non-bankruptcy law, in each case of the foregoing clauses (i), (ii) and (iii), subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations imposed hereby on the Notes Secured Parties, and (iv) vote in favour of or against any plan of reorganization in an Insolvency Proceeding of any Credit Party.

Section 6.9 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, plan of arrangement or similar dispositive restructuring plan, both on account of Term Loan Obligations and on account of Notes Obligations, then, to the extent the debt obligations distributed on account of the Term Loan Obligations and on account of the Notes Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation. The Notes Collateral Agent, for and on behalf of itself and the other Notes Secured Parties, agrees that no payment to the Term Loan Collateral Agent or any other Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the Notes Collateral Agent or any other Notes Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred. Following the Discharge of Term Loan Obligations, the Term Loan Collateral Agent agrees to execute such documents, agreements, and instruments as the Notes Collateral Agent or any other Notes Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Collateral Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Collateral Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Term Loan Collateral Agent or the Notes Collateral Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Notes Collateral Agent represents and warrants to the Term Loan Collateral Agent that it has the requisite power and authority under the Notes Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the other Notes Secured Parties and that this Agreement shall be a binding obligation of the Notes Collateral Agent and the other Notes Secured Parties, enforceable against the Notes Collateral Agent and the other Notes Secured Parties in accordance with its terms. The Term Loan Collateral Agent represents and warrants to the Notes Collateral Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the other Term Loan Secured Parties and that this Agreement shall be a binding obligation of the Term Loan Collateral Agent and the other Term Loan Secured Parties, enforceable against the Term Loan Collateral Agent and the other Term Loan Secured Parties in accordance with its terms.

Section 7.4 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the Notes Collateral Agent and the Term Loan Collateral Agent (and, in the case of any such amendment or waiver that directly affects the rights, interests, liabilities or privileges of any Credit Party, by such Credit Party, and no Credit Party shall be charged with knowledge of or be obliged to comply with the terms of any such amendment or waiver that is not contained in a written agreement executed or acknowledged by such Credit Party) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything in this Section 7.4 to the contrary (i) this Agreement may be amended from time to time at the request of any Secured Party or Credit Party and without the consent of the Term Loan Collateral Agent, any Term Loan Secured Party, any Notes Collateral Agent or any Notes Secured Party to (x) provide for a replacement Term Loan Collateral Agent in accordance with the Term Loan Documents (including for the avoidance of doubt to provide for a replacement Term Loan Collateral Agent assuming such role in connection with any refinancing of any Term Loan Credit Agreement permitted hereunder) or (y) provide for a replacement Notes Collateral Agent in accordance with the Notes Documents (including for the avoidance of doubt to provide for a replacement Notes Collateral Agent assuming such role in connection with any refinancing of any Indenture permitted hereunder) and (ii) additional Credit Parties may acknowledge receipt of a copy of this Agreement by delivering an executed Acknowledgement hereof to the Term Loan Collateral Agent and the Notes Collateral Agent.

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Term Loan Collateral Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas 77002

Attention: Beth Rarich, Loan & Agency Services Group
Telephone No.: (713) 750-3757
Fax No.: (713) 427-6408

Notes Collateral Agent:	BNY Trust Company of Canada
4 King Street West, Suite 1101
Toronto, ON, Canada M5H 1B6

Attention: George A. Bragg
Telephone No.: (416) 933-8505
Fax No.: (416) 360-1711

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) subject to Section 5.3, remain in full force and effect until the Discharge of Term Loan Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit

Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the Term Loan Collateral Agent, any other Term Loan Secured Party, the Notes Collateral Agent, or any other Notes Secured Party may assign or otherwise transfer all or any portion of the Term Loan Obligations or the Notes Obligations, as applicable, to any other Person (other than any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor (except as provided in any Term Loan Credit Agreement or any Indenture, as applicable), or any Subsidiary of any Borrower or any Guarantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the Term Loan Collateral Agent, the Notes Collateral Agent, such other Term Loan Secured Party, or such other Notes Secured Party, as the case may be, herein or otherwise. Each of the Term Loan Secured Parties and the Notes Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law: Entire Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or “pdf” file thereof, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Term Loan Secured Parties and the Notes Secured Parties. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Agreement.

Section 7.11 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12 Severability. Any of the provisions in this Agreement held to be invalid, illegal or unenforceable in any jurisdiction in any respect shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability and such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.13 Attorneys Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought and whether incurred before or after judgment.

Section 7.14 Replacement/Refinancing. If at any time in connection with or after the Discharge of Term Loan Obligations, PNI. enters into any replacement of the Term Loan Facility secured by all or a portion of the Term Priority Collateral (as defined in the ABL Intercreditor Agreement) on a first-priority basis or all or a portion of the ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) on a second-priority basis (or, following the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement), on a first-priority basis), respectively, then (i) such prior Discharge of Term Loan Obligations shall automatically be deemed not to have occurred for all purposes of the this Agreement, the Term Loan Facility, the Indenture and the Collateral Documents, and (ii) the obligations under such replacement Term Loan Facility shall automatically be treated as Term Loan Obligations for all purposes of this Agreement, including for purposes of the Lien Priorities and rights in respect of the Collateral (or the applicable portion thereof) set forth herein.

If at any time in connection with or after the Discharge of Notes Obligations, PNI enters into any replacement of the Notes Obligations secured by all or a portion of the Term Priority Collateral on a second-priority basis or all or a portion of the ABL Priority Collateral on a third-priority basis, respectively, then (i) such prior Discharge of Notes Obligations shall automatically be deemed not to have occurred for all purposes of the Agreement, the Term Loan Facility, the Indenture and the Collateral Documents, and (ii) such replacement Notes Obligations shall automatically be treated as Notes Obligations for all purposes of this Agreement, including for purpose of the Lien Priorities and rights in respect of the Collateral set forth herein.

Notwithstanding anything to the contrary contained herein, in connection with any refinancing or replacement contemplated by the foregoing, this Agreement may be amended at the request and sole expense of the Borrower, and without the consent of any lender under the Term Loan Facility, the Term Loan Administrative Agent, the Notes Trustee or a Noteholder, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness in compliance with this Agreement and (b) to establish that Liens on any Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Collateral securing the Indebtedness being refinanced or replaced.

Section 7.15 VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM MAY BE HEARD AND DETERMINED IN SUCH ONTARIO COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY TERM LOAN SECURED PARTY OR ANY NOTES SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY SECURED SWAP AGREEMENT OR ANY BANKING SERVICES AGREEMENT AGAINST ANY OTHER SECURED PARTY OR ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.16 Intercreditor Agreement. This Agreement is the “Term Intercreditor Agreement” referred to in the Original Indenture and the “Notes Intercreditor Agreement” referred to in the Original Term Loan Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due (i) to any Term Loan Secured Party to the obligations due to any Notes Secured Party or (ii) to any Notes Secured Party to the obligations due to any Term Loan Secured Party, in each case whether before or after the occurrence of an Insolvency Proceeding, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness. Nothing herein shall be deemed to create a partnership, or joint venture between or among any of the Secured Parties and no Secured Party shall be liable for the acts or omissions of any other Secured Party, nor shall this Agreement establish or be deemed to establish joint and several liability of any of the Secured Parties to any other Secured Party or any Credit Party.

Section 7.17 No Warranties or Liability. The Notes Collateral Agent and the Term Loan Collateral Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Term Loan Document or any Notes Document. Except as otherwise provided in this Agreement, the Notes Collateral Agent and the Term Loan Collateral Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.18 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Term Loan Document or any Notes Document (including the ABL Intercreditor Agreement), as between each of the Term Loan Secured Parties, on the one hand, and each of the Notes Secured Parties, on the other hand, the provisions of this Agreement shall govern.

Section 7.19 Information Concerning Financial Condition of the Credit Parties. Each of the Notes Collateral Agent and the Term Loan Collateral Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of any of the Term Loan Obligations or Notes Obligations. The Notes Collateral Agent and the Term Loan Collateral Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Notes Collateral Agent or the Term Loan Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and (c) the party receiving such information hereby indemnifies and holds harmless the other party from and against any and all losses, claims, damages, liabilities and expenses to which such receiving party may become subject arising out of or in connection with the use of such information.

Section 7.20 ABL Intercreditor Agreement. Each Party acknowledges the provisions of the ABL Intercreditor Agreement and, subject to Section 7.17, agrees to comply with the terms thereof. The provisions of the ABL Intercreditor Agreement shall not, as between any of the Term Loan Secured Parties, on the one hand, and any of the Notes Secured Parties, on the other hand, be (or be construed to be) an amendment, modification or other change to this Agreement and the provisions of this Agreement shall remain in full force and effect in accordance with the terms hereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof).

Section 7.21 Provisions Solely to Define Relative Rights. Nothing in this Agreement is intended to or shall impair the obligations of any Credit Party, which are absolute and unconditional, to pay the Notes Obligations or Term Loan Obligations as and when the same shall become due and payable in accordance with their terms. Nothing in this Agreement is intended to or shall grant any Secured Party any greater or additional rights, as against the Credit Parties, in any of the Collateral than the rights granted in respect of such Collateral pursuant to the other Term Loan Collateral Documents or Notes Collateral Documents, as applicable.

[Signature pages follow]

IN WITNESS WHEREOF, the Term Loan Collateral Agent, for and on behalf of itself and the other Term Loan Secured Parties, and the Notes Collateral Agent, for and on behalf of itself and the Notes Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N. A., as Term Loan Collateral Agent

By:	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Executive Director

BNY TRUST COMPANY OF CANADA, as Notes Collateral Agent

By:	/s/ Pamela Lively
	Name:	Pamela Lively
	Title:	Authorized Signatory

ACKNOWLEDGMENT

PNI and each Guarantor hereby acknowledges that it has received a copy of this Agreement.

BORROWER

POSTMEDIA NETWORK INC.

By:	/s/ Steven Pasternak
	Name:	Steven Pasternak
	Title:	Senior Vice President and General Counsel

GUARANTORS:

POSTMEDIA NETWORK CANADA CORP.

By:	/s/ Steven Pasternak
	Name:	Steven Pasternak
	Title:	Senior Vice President and General Counsel